UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 6, 2004

DIGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Clopper Road Gaithersburg, Maryland	20878

(Address of principal executive offices)	(Zip Code)

(301) 944-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

     (c)           Exhibits

99.1	Press Release dated May 6, 2004.

Item 12. Results of Operations and Financial Condition

     On May 6, 2004, Digene Corporation issued a press release announcing financial results for the third quarter of its fiscal year 2004. A copy of the press release is attached as Exhibit 99.1.

     In a conference call held on May 6, 2004 to announce its results for the third quarter of fiscal 2004 and the nine months ended March 31, 2004, Digene disclosed the following information regarding its results:

     For the three months ended March 31, 2004, Digene its revenue of $23.6 million included:

•	revenue of approximately $17 million in the United States, of which approximately $14.3 million came from sales of Digene’s human papillomavirus (HPV) tests, a 38% increase over results from the comparable period in fiscal 2003;

•	revenue of over $4 million in Europe, a 27% increase over the comparable quarter in fiscal 2003, with European HPV test sales of approximately $3.6 million, a 41% increase over the prior year quarter;

•	revenue of approximately $2 million in South America and the Asia/Pacific regions combined, with HPV test revenue increasing 39% over the comparable quarter in fiscal 2003; and

•	revenue from its chlamydia and gonorrhea tests of approximately $1 million, revenue from equipment and other products of approximately $2.6 million, due primarily to equipment sales of Digene’s Rapid Capture™ Systems in the United States, and revenue from its blood virus products of approximately $1 million, a decrease from the comparable period in fiscal 2003 due to Digene’s previously announced decision to discontinue the sales of such products in Europe.

     For the nine months ended March 31, 2004, Digene’s revenue of $64.3 million included U.S. revenues of approximately $48 million, a 45% increase over the comparable period in fiscal 2003, of which $40 million related to sales of its HPV tests in the U.S., a 44% increase over the comparable period in fiscal 2003, European HPV test revenue of over $9 million and revenue of more than $5 million in Latin America and the Asia/Pacific regions, including almost $1 million from sales of its HPV tests.

     Gross margins were 81% for the three month period and 82% for the nine month period, and Digene was operationally cash flow positive by approximately $100 thousand for the nine months ended March 31, 2004.

     The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liability under such Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGENE CORPORATION (Registrant)

/s/ Charles M. Fleischman

Date: May 6, 2004	By: Charles M. Fleischman Title: President, Chief Operating Officer and Chief Financial Officer

2